Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Judy Wicks	Peter Holbrook
Vice President Communications	Vice President Investor Relations
Fiserv, Inc.	Fiserv, Inc.
678-375-1595	262-879-5055
judy.wicks@fiserv.com	peter.holbrook@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2012 Results

Adjusted EPS increases 13 percent to $1.28;

Adjusted revenue increase of 3 percent;

2012 revenue and earnings guidance affirmed;

Largest CheckFree RXP win since 2000 leads strong sales performance

Brookfield, Wis., July 30, 2012 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the second quarter of 2012.

GAAP revenue in the second quarter was $1.10 billion compared with $1.07 billion in the second quarter of 2011. Adjusted revenue was $1.03 billion in the second quarter compared with $1.00 billion in 2011, an increase of 3 percent. For the first six months of 2012, GAAP revenue was $2.21 billion compared with $2.11 billion in 2011, and adjusted revenue was $2.06 billion compared with $1.99 billion in 2011, an increase of 4 percent.

GAAP earnings per share from continuing operations for the second quarter was $1.18 compared with $0.67 in 2011, which included a loss from early debt extinguishment of $0.26 per share. GAAP earnings per share from continuing operations for the first six months of 2012 was $2.13 compared with $1.45 in 2011, which included a loss from early debt extinguishment of $0.26 per share.

Adjusted earnings per share from continuing operations in the second quarter increased 13 percent to $1.28 compared with $1.13 in 2011. Adjusted earnings per share from continuing operations for the first six months of 2012 was up 15 percent to $2.48 compared with $2.15 in 2011.

“We achieved strong earnings and sales performance in the quarter consistent with our full year expectations,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “The continuing strength in the sales of our leading channel, payment and account processing solutions is providing strong forward momentum.”

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Second Quarter 2012

•	Adjusted revenue grew 3 percent in the quarter to $1.03 billion and increased 4 percent year-to-date to $2.06 billion.

•

Adjusted internal revenue growth in the quarter was 1 percent for the total company and in each of the Payments and Financial segments. Adjusted internal revenue growth for the first six months of 2012 was 2 percent, including 2 percent in the Payments segment and 3 percent in the Financial segment.

•

Adjusted operating margin was 29.3 percent in the quarter, unchanged from the second quarter of 2011, and increased 20 basis points in the first six months of 2012 to 29.0 percent compared with the prior year period.

•	Adjusted earnings per share increased 13 percent in the quarter to $1.28 and increased 15 percent in the first six months of 2012 to $2.48.

•	Free cash flow for the first six months of 2012 was $298 million compared with $335 million in the prior year period.

•

The company repurchased 2.1 million shares of common stock in the second quarter for $143 million, and 5.8 million shares in the first six months of 2012 for $388 million. As of June 30, 2012, the company had approximately 9 million shares remaining under its existing share repurchase authorization.

•	The company signed 109 electronic bill payment clients, 34 debit clients and 136 person-to-person (P2P) clients in the quarter.

•	The company signed 129 clients for Mobiliti™ from Fiserv in the quarter. Through June 30, 2012, the company has signed more than 1,100 financial institutions to its mobile banking solutions.

•

The company successfully integrated its P2P payment offerings into the Popmoney® network reaching more than 1,600 financial institutions and approximately 40 million consumers through existing online and mobile banking relationships with a single solution. The combined network offers an enhanced user experience, broad functionality, powerful risk management, multiple payment options and an advanced product roadmap.

•

On July 9, 2012, Dennis Lynch was appointed to the Board of Directors of Fiserv. Currently the Chairman of the Board of Cardtronics, Inc., Mr. Lynch brings over 30 years of experience in the payments and financial services industries.

•	A number of new and expanded client relationships occurred in the quarter including:

•

1st Mariner Bank, headquartered in Baltimore, Md. with $1.2 billion in assets, selected the Premier® account processing platform along with Mobiliti, CheckFree® RXP®, AllData® PFM for account aggregation, Prologue™ for financial performance management, the ACCEL/Exchange® PIN-debit network, Debit Processing, ACH Processing Services and Prepaid Processing Services. The bank also renewed its use of the Fiserv® Clearing Network and Branch Source Capture™ for item processing and InformEnt® for information management.

•

Alliance Data, a leading provider of loyalty and marketing solutions derived from transaction-rich data with revenues of more than $3 billion, will implement eBill Distribution from Fiserv. With the addition of eBill Distribution, Alliance Data will provide consumers across more than 100 retail credit card programs with the capability to view and pay bills electronically at their financial institution.

•

KeyCorp, headquartered in Cleveland, Ohio with $86.5 billion in assets as of June 30, 2012, selected the ACCEL/Exchange PIN-debit network from Fiserv. The bank also leverages Mobiliti, Banklink® Cash Management, PEP+® for ACH processing and ARP/SMS™ for treasury management from Fiserv.

•	Mansfield Bank, headquartered in Mansfield, Mass. with $372 million in assets, selected Fiserv for a full-service banking solution based on the Cleartouch® account processing platform. The

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bank will also implement CheckFree RXP, CheckFree Small Business, the ACCEL/Exchange PIN-debit network, Debit Processing, ATM Device Driving and Monitoring, Card Production Services, EasyLender® for loan origination, AccountCreateSM for online account opening, Mobiliti, AML Manager for risk management, Retail Online™ and Banklink Cash Management for retail and business online banking, iVue® for business intelligence, Prologue and Vantage™ for general ledger and budgeting systems, and item processing solutions.

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NetSpend Corporation, a leading provider of general-purpose reloadable (GPR) prepaid debit cards and related financial services to approximately 60 million consumers in the United States, selected Popmoney for Prepaid and AllData Aggregation from Fiserv to enable consumers to manage their prepaid cards online. NetSpend customers will be able to reload prepaid cards from an existing bank account, request money from another person and view multiple accounts. This complements the company’s existing relationship with Fiserv for personalization and fulfillment of GPR cards.

•

State Bank and Trust, headquartered in Fargo, N.D. with assets over $2 billion, selected Mobiliti from Fiserv to enable a broad range of mobile banking and payment capabilities, including real-time alerting, as well as tablet banking via a dedicated iPad® application. The bank also plans to implement Popmoney and Mobile Source Capture™. This adds to the bank’s portfolio of Fiserv solutions, which includes the Signature® account processing platform, Corillian Online® and Corillian® Business Online for online banking, CheckFree RXP, EnAct™ for sales automation and management, and a full suite of card service solutions.

•

Synovus, a financial services company with $27 billion in assets based in Columbus, Ga., will expand its channels and payments relationship with Fiserv by joining the Popmoney person-to-person payments network. The company also uses Corillian Online, Mobiliti, CheckFree RXP and CheckFree Small Business.

•

TD Bank, one of the 10 largest banks in the U.S., selected CheckFree RXP from Fiserv to enable electronic billing and payment for its consumer and small business customers. The bank will also implement FraudNet™ from Fiserv to mitigate the risk of fraudulent bill payment transactions. CheckFree RXP will be fully integrated with the bank’s existing banking solution. TD Bank currently uses multiple Fiserv solutions in addition to online banking, including ACH processing, loan servicing, credit processing and cash forecasting.

•

Trustone Financial Federal Credit Union, headquartered in Plymouth, Minn. with $739 million in assets, implemented the Acumen® account processing platform from Fiserv. The new, fully integrated banking solution includes a suite of channel and payment solutions reaching its more than 60,000 members, including Corillian Online, Mobiliti, Popmoney and CheckFree RXP. The credit union will also leverage online account opening, online loan origination, audio response, risk management, accounting, check capture, member relationship management, multi-channel marketing, ATM management, check processing and wire transfer processing solutions from Fiserv.

Outlook for 2012

Fiserv continues to expect 2012 adjusted revenue growth to be in a range of 4 to 6 percent and adjusted internal revenue growth to be in a range of 3.0 to 4.5 percent. The company now expects 2012 adjusted earnings per share to be in a range of $5.08 to $5.20, which represents growth of 11 to 14 percent over $4.58 in 2011.

“Our first half results were in line with expectations, and we remain on track to achieve our full-year revenue and earnings guidance,” said Yabuki.

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Earnings Conference Call

The company will discuss its second quarter 2012 results on a conference call and webcast at 4 p.m. CDT on Monday, July 30, 2012. To register for the event, go to www.fiserv.com and click on the Q2 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry. Fiserv is driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For six of the past eight years, Fiserv ranked No. 1 on the FinTech 100, an annual international listing of the top technology providers to the financial services industry. For more information, visit www.fiserv.com.

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Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” “free cash flow” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations and earnings per share to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, merger costs, certain integration expenses related to acquisitions, certain costs associated with the achievement of the company’s operational effectiveness objectives and certain discrete tax benefits. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 12. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding all acquired revenue and postage reimbursements in our Output Solutions business. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share, adjusted revenue growth and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers; legislative and regulatory actions in the United States and internationally, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations; the company’s ability to successfully integrate recent acquisitions into the company’s operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Processing and services	$917	$884	$1,826	$1,746
Product	183	181	382	367

Total revenue	1,100	1,065	2,208	2,113

Expenses
Cost of processing and services	480	479	982	953
Cost of product	155	145	314	295
Selling, general and administrative	206	190	412	393

Total expenses	841	814	1,708	1,641

Operating income	259	251	500	472
Interest expense—net	(38)	(48)	(81)	(93)
Loss on early debt extinguishment	—	(61)	—	(61)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	221	142	419	318
Income tax provision	(61)	(49)	(129)	(113)
Income from investment in unconsolidated affiliate	3	4	6	6

Income from continuing operations	163	97	296	211
Loss from discontinued operations	(2)	(7)	(3)	(9)

Net income	$161	$90	$293	$202

GAAP earnings (loss) per share—diluted:
Continuing operations	$1.18	$0.67	$2.13	$1.45
Discontinued operations	(0.01)	(0.05)	(0.03)	(0.06)

Total	$1.17	$0.62	$2.10	$1.39

Diluted shares used in computing earnings (loss) per share	137.8	144.2	139.1	146.0

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP income from continuing operations	$163	$97	$296	$211
Adjustments:
Merger and integration costs	2	4	5	6
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	39	81	77
Loss on early debt extinguishment	—	61	—	61
Tax impact of adjustments	(15)	(38)	(35)	(59)
Tax benefit [1]	(14)	—	(14)	—

Adjusted income from continuing operations	$177	$163	$345	$314

GAAP earnings per share—continuing operations	$1.18	$0.67	$2.13	$1.45
Adjustments—net of income taxes:
Merger and integration costs	0.01	0.02	0.02	0.03
Severance costs	—	—	0.06	0.08
Amortization of acquisition-related intangible assets	0.19	0.18	0.37	0.34
Loss on early debt extinguishment	—	0.26	—	0.26
Tax benefit [1]	(0.10)	—	(0.10)	—

Adjusted earnings per share	$1.28	$1.13	$2.48	$2.15

[1]

Represents certain discrete income tax benefits related to prior years recognized for GAAP purposes in the second quarter of 2012 that have been excluded from adjusted earnings per share. Management believes this adjustment results in an estimated adjusted effective tax rate for 2012 that is more representative of the company’s expected annual effective tax rate.

See page 5 for disclosures related to the use of non-GAAP financial information. Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total Company
Revenue	$1,100	$1,065	$2,208	$2,113
Output Solutions postage reimbursements	(71)	(62)	(145)	(128)

Adjusted revenue	$1,029	$1,003	$2,063	$1,985

Operating income	$259	$251	$500	$472
Merger and integration costs	2	4	5	6
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	39	81	77

Adjusted operating income	$302	$294	$598	$573

Operating margin	23.6%	23.6%	22.7%	22.3%
Adjusted operating margin	29.3%	29.3%	29.0%	28.8%
Payments and Industry Products (“Payments”)
Revenue	$609	$579	$1,228	$1,159
Output Solutions postage reimbursements	(71)	(62)	(145)	(128)

Adjusted revenue	$538	$517	$1,083	$1,031

Operating income	$160	$164	$321	$320

Operating margin	26.3%	28.4%	26.1%	27.6%
Adjusted operating margin	29.8%	31.7%	29.6%	31.0%
Financial Institution Services (“Financial”)
Revenue	$502	$497	$1,003	$977

Operating income	$163	$153	$314	$292

Operating margin	32.5%	30.8%	31.3%	29.9%
Corporate and Other
Revenue	$(11)	$(11)	$(23)	$(23)

Operating loss	$(64)	$(66)	$(135)	$(140)
Merger and integration costs	2	4	5	6
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	39	81	77

Adjusted operating loss	$(21)	$(23)	$(37)	$(39)

See page 5 for disclosures related to the use of non-GAAP financial information. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$293	$202
Adjustment for discontinued operations	3	9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	94	96
Amortization of acquisition-related intangible assets	81	77
Share-based compensation	25	21
Deferred income taxes	(2)	2
Loss on early debt extinguishment	—	61
Settlement of interest rate hedge contracts	—	(6)
Other non-cash items	(16)	(14)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	61	28
Prepaid expenses and other assets	(42)	(34)
Accounts payable and other liabilities	(87)	(2)
Deferred revenue	(25)	(22)

Net cash provided by operating activities	385	418

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(102)	(102)
Payments for acquisitions of businesses, net of cash acquired	—	(49)
Other investing activities	4	(4)

Net cash used in investing activities	(98)	(155)

Cash flows from financing activities
Proceeds from long-term debt, net	18	241
Issuance of treasury stock	52	50
Purchases of treasury stock	(396)	(433)
Other financing activities	7	(2)

Net cash used in financing activities	(319)	(144)

Change in cash and cash equivalents	(32)	119
Net cash flows from discontinued operations	(3)	(7)
Beginning balance	337	563

Ending balance	$302	$675

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$302	$337
Trade accounts receivable – net	606	666
Deferred income taxes	39	44
Prepaid expenses and other current assets	336	309

Total current assets	1,283	1,356
Property and equipment – net	256	258
Intangible assets – net	1,814	1,881
Goodwill	4,718	4,720
Other long-term assets	345	333

Total assets	$8,416	$8,548

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$715	$836
Current maturities of long-term debt	178	179
Deferred revenue	342	369

Total current liabilities	1,235	1,384
Long-term debt	3,237	3,216
Deferred income taxes	610	617
Other long-term liabilities	81	73

Total liabilities	5,163	5,290
Shareholders’ equity	3,253	3,258

Total liabilities and shareholders’ equity	$8,416	$8,548

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Fiserv, Inc.

Selected Non-GAAP Financial Measures

(In millions, unaudited)

Adjusted Internal Revenue Growth [1]	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Payments Segment	1%	2%
Financial Segment	1%	3%

Total Company	1%	2%

[1]

Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 9), excluding acquired revenue, for the current period divided by adjusted revenue from the prior year period. Acquired revenue was $14 million (all in the Payments segment) for the second quarter of 2012 and was $30 million ($29 million in the Payments segment and $1 million in the Financial segment) for the first six months of 2012.

Free Cash Flow [2]	Six Months Ended June 30,
	2012	2011
Net income from continuing operations	$296	$211
Depreciation and amortization	175	173
Non-cash and other items	7	64

Sub-total	478	448
Change in working capital, net	(93)	(30)

Net cash provided by operating activities	385	418
Capital expenditures	(102)	(102)
Other adjustments [3]	15	19

Free cash flow	$298	$335

[2]

Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes items which management believes may not be indicative of the future free cash flow of the company.

[3]

Free cash flow excludes the net change in settlement assets and obligations and tax-effected severance, merger and integration payments. Free cash flow also excludes payments for the settlement of interest rate hedge contracts associated with the company’s debt offering in the second quarter of 2011.

See page 5 for disclosures related to the use of non-GAAP financial information.

FISV-E

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